Exhibit 10
Executive Employment Contract
     This Contract is made as of November 1, 2007 (“Effective Date”), between Commercial Bancshares, Inc. (“CBS”), an Ohio corporation having an address of 118 S. Sandusky Avenue, P.O. Box 90, Upper Sandusky, Ohio 43351, and Robert E. Beach (“Mr. Beach”), having an address of 2120 Bluestone Drive, Findlay, Ohio 45840, for Mr. Beach’s employment by CBS as President and Chief Executive Officer (“CEO”) of CBS.
BACKGROUND
     A.      CBS desires to employ Mr. Beach under the terms and conditions set forth in this Contract.
     B.      Mr. Beach desires to be employed by CBS under the terms set forth in this Contract.
     C.      CBS has sent to Mr. Beach, and Mr. Beach has accepted, a letter of intent (“Letter of Intent”) to enter into an employer-employee relationship. A copy of the Letter of Intent is attached to this Contract as Exhibit A.
     In consideration of the promises contained in this Contract, the parties agree as follows:
1. Employment. Upon the terms and subject to the conditions of this Contract, CBS hereby agrees to employ Mr. Beach. Upon the terms and subject to the conditions of this Contract, Mr. Beach agrees to serve as a full time employee of CBS.
2. Services rendered.
     (a) General. Mr. Beach shall render services and perform the duties of the positions of President and Chief Executive Officer of CBS. Subject to Sections 2(b) and 2(d), Mr. Beach shall hold such other offices in CBS affiliates and perform such other duties and have such other responsibilities for CBS and its affiliates as are of the same character and nature as those typically performed by the president and chief executive officer of a bank holding company of comparable size and with a comparable market to that of CBS that may be assigned by the board of directors of CBS or any of its affiliates. CBS shall promptly cause the election or appointment of Mr. Beach to the board of directors of CBS and the board of directors of The Commercial Savings Bank (“Bank”) upon his commencement of employment by CBS. Mr. Beach will be eligible to receive the same compensation and shall be eligible to participate in any and all compensation plans and arrangements that are available from time to time to directors of CBS and Bank.
     (b) Reporting and authority. Mr. Beach shall report to and be subject to the supervision and direction of the Board of Directors of CBS (“Board”). Mr. Beach shall have the authority set by the CBS Code of Regulations and the authority delegated by the Board.
     (c) Full-time employee. Mr. Beach shall devote his full-time employment during the term of this Contract to the faithful and diligent performance of his duties for CBS and its affiliates. Mr. Beach shall not engage in other employment or business activities, whether or not the employment or activities are pursued for gain, profit, or other pecuniary advantage without the prior written consent of CBS. Business activities do not include passive investments.
     (d) Adherence to standards. Mr. Beach shall perform all duties in a competent and professional manner. Mr. Beach shall abide by the Articles of Incorporation and Code of Regulations of CBS; the rules, regulations, policies, and performance objectives of CBS as they exist from time to time; applicable ethical and business standards; and the law, including, but not limited to, the Sarbanes-Oxley Act of 2002 and the regulations promulgated under the act. The parties understand that collaborative goals and objectives will be developed, and that progress towards these established criteria will be used to determine performance.
3. Compensation. “Compensation” includes base salary and employee benefits.
     (a) Base salary and initial bonus. During the initial term of this Contract, CBS shall pay Mr. Beach a base salary of $185,000 subject to all applicable withholdings, in accordance with the then current policies of CBS for executive compensation. The base salary provided by this § 3(a) as adjusted under § 3(e) may be called “base salary”. In addition, Mr. Beach shall be paid a signing bonus of $40,000, payable within the first fifteen days of his employment with CBS.
     (b) Employee benefits. In addition to the base salary, CBS shall provide to, or for the benefit of, Mr. Beach, the following employee benefits:
(i)	Vacation and sick leave. Participation in the vacation and sick leave plan maintained for executives of CBS, which includes five weeks of vacation each year.

(ii)	Business expense reimbursement. Reimbursement for, or payment of, the reasonable business and entertainment expenses incurred by Mr. Beach on behalf of CBS pursuant to the written policies of CBS or as otherwise approved by the Board.

(iii)	Conventions/seminars. Reimbursement for reasonable expenses incurred by Mr. Beach to participate in industry conventions and seminars in accordance with the policies for such established by the Board from time to time.

(iv)	Benefit plans. Participation in the retirement and welfare benefit plans made available to the employees of CBS and in any such other similar plans maintained by CBS on the same basis as the other executive employees of CBS who participate in such plans.

(v)	Deferred compensation program. Participation in CBS’s deferred compensation program to the extent authorized by law. Nothing herein shall require the Board to maintain such plan which may be terminated by the Board at anytime.

(vi)	Life insurance plans. A term life insurance policy upon the life of Mr. Beach in an amount equal to one and one-half times his annual base salary.

(vii)	Memberships. Reimbursement for, or payment of, the membership dues required to maintain a “social” membership at Findlay Country Club.

(viii)	Automobile allowance. A $700 per month automobile expense allowance to reimburse Mr. Beach for some or all of the cost of maintaining and operating an automobile for use in the performance of Mr. Beach’s duties under this Contract. Mr. Beach also shall receive reimbursement for mileage relating to his use of the automobile to perform his duties under this Contract at a rate equal to one-half (1/2) of the standard mileage rate established annually by the Internal Revenue Service. Mr. Beach shall maintain the automobile in first-class condition and insure that the automobile is available for Mr. Beach’s use in the business of CBS.

(ix)	Initial stock option. Subject to shareholder approval at the April 2008 CBS shareholder meeting, a grant of options for the purchase of 5,000 shares of common stock of CBS under the Community Bancshares, Inc. Stock Option Plan (“Stock Option Plan”). If the shareholders do not approve the Stock Option Plan at the April 2008 CBS shareholder meeting, then Mr. Beach shall not have any stock option rights under this §3(b)[ix].

(x)	Long-term disability. Participation in CBS’s long term disability program.

     Mr. Beach acknowledges that neither he nor his dependents will participate in health benefits as a result of negotiations between Mr. Beach and CBS that resulted in the compensation and benefits described above and agrees that neither CBS nor any of its affiliates have any obligation to provide health benefits to Mr. Beach or his family.
     The benefits provided under this § 3(b) may be called “employee benefits”.
     (c) Performance based compensation; Performance Metrics. Starting with the calendar year 2008, CBS shall pay Mr. Beach a performance based annual bonus consisting of a cash payment not exceeding 30% of the base salary for the year to which the bonus applies and, if approved by the shareholders of CBS in April 2008, stock options. The performance based compensation shall be based on the Performance Metrics attached as Exhibit B (“Performance Metrics”), which include consideration of asset growth, return on assets, stock price, and other factors. Mr. Beach acknowledges that evaluation under the Performance Metrics may result in a decision not to award performance based compensation. The benefits provided under § 3(c) and pursuant to annual adjustments, if any, under § 3(e) may be called “performance based compensation”.
     (d) Reports of use of employee benefits. Mr. Beach shall submit regular reports of personal use of the employee benefits that the Internal Revenue Code requires to be treated as taxable income to Mr. Beach in order to allow CBS to determine the amount that must be reported to the Internal Revenue Service as compensation to Mr. Beach.
     (e) Annual review. Mr. Beach’s base salary, employee benefits, and performance based compensation will be reviewed annually in accordance with the normal compensation review practices of the Board and the Performance Metrics. In connection with each such review, Mr. Beach’s base salary may remain the same or be increased, but not decreased, Mr. Beach may or may not be awarded performance based compensation, and Mr. Beach’s employee benefits may be increased or decreased. Any adjustments to Mr. Beach’s base salary and employee benefits (including any decision not to adjust base salary or employee benefits) shall be made in the sole discretion of the Board or a committee of the Board.
4. Term and termination.
     (a) Term; renewal; and non-renewal. Mr. Beach’s employment and this Contract are effective as of the Effective Date and shall remain in full force and effect for a period expiring three years from Effective Date (“Original Term”), unless earlier terminated. At the end of each of the first two years of the original term of this Contract, this Contract shall be automatically extended for a one year period following the conclusion of the original term or first extended term, as applicable (“Extension Term”), unless either party gives written notice to the other party of an intention not to extend Mr. Beach’s employment not less than 60 days prior to expiration of the first or second year of the original term of this Contract as applicable. This Contract shall be renewed automatically for a one year period (“Renewal Term”) following the conclusion of the second one year extension term and following the end of each subsequent one year renewal term upon the terms and conditions set forth in this Contract, unless either party gives written notification to the other party of the intention not to renew this Contract or to alter any of its terms and conditions not less than 60 days prior to the termination hereof.
     (b) Termination other than expiration of term.
          (1) Termination by CBS without cause. CBS may terminate Mr. Beach’s employment without cause by giving Mr. Beach a notice of termination. The notice of termination without cause shall be effective upon the earlier of actual receipt by Mr. Beach or two days after mailing by first class mail. If CBS terminates the employment of Mr. Beach without cause, CBS shall provide Mr. Beach with continuing compensation (defined below) commencing upon termination for a period (“Termination Period”) equal to the greater of twelve (12) consecutive months or the number of months remaining, if any, on the Original Term and any Extension Term that has become effective on or before the date of termination. During the Termination Period, CBS shall pay the base salary component of the continuing compensation in arrears on the last day of each month commencing on the last day of the first month after the month in which termination has occurred. A termination of Mr. Beach’s employment voluntarily by Mr. Beach, a termination of Mr. Beach’s employment arising out of illness or disability, and a termination of Mr. Beach’s employment after a change in control will not be a termination without cause under this subsection. Continuing compensation shall be reduced by compensation that Mr. Beach receives from any other employment or self-employment.
          (2) Termination by Mr. Beach. Mr. Beach may terminate his employment by giving CBS sixty (60) days’ notice of his intention to resign. If Mr. Beach voluntarily terminates his employment, CBS will not be obligated to pay continuing compensation after the date of termination, except as required by law.
          (3) Termination by CBS for cause. CBS may terminate Mr. Beach’s employment for cause by giving Mr. Beach notice of termination for cause. The notice of termination for cause is not required to describe the cause or causes, but must state that “Your employment is hereby terminated for cause”. The notice of termination for cause shall be effective upon the earlier of actual receipt by Mr. Beach or two business days after mailing by first class mail. If CBS terminates Mr. Beach’s employment for cause, CBS will not be obligated to pay or provide any compensation of any type after the date of termination, except as required by law. “Cause” means conduct by Mr. Beach concerning any one or more of the following: [i] poor evaluation under the Performance Metrics, [ii] failure to adhere to ethical standards or the law; [iii] moral and ethical misdeeds conducted on the job; [iv] failure to carry out duties of employment or to carry out directions of the board of directors or governing body of CBS or any affiliate of CBS; [v] willful misconduct; [vi] conviction of a felony; [vii] removal from any office held by Mr. Beach with CBS or any affiliate of CBS by order of a regulatory agency having jurisdiction over CBS or any of            its affiliates or threat of such an order; or [viii] conduct that otherwise interferes with the performance of Mr. Beach’s duties or CBS’s business, including any conduct that adversely reflects upon CBS or its business and any conduct committed during or outside of the employment relationship that, reasonably considered, harms the reputation of CBS. As used in this subsection, “conduct” includes one or more acts, one or more failures to act, or any combination of an act, multiple acts, a failure to act, or multiple failures to act. In the case of any conduct described items [i] or [iv] that is not a repeat instance of such conduct, Mr. Beach shall have thirty (30) days after written notice of such conduct to cure the conduct, unless the conduct also has a material adverse impact on CBS or its reputation. If Mr. Beach requests in writing, CBS shall provide Mr. Beach a written description with the cause or causes for termination.
          (4) Termination upon permanent disability. Mr. Beach’s employment shall terminate upon the permanent disability of Mr. Beach. “Permanent disability” means Mr. Beach’s physical or mental inability to perform the services required under this Contract caused by a physical or mental condition or impairment for a period exceeding 180 days.

          (5) Termination after a change in control.
               (i) When a termination after a change in control occurs.
                    A termination after a change in control occurs [i] when, within one year after a change in control, Mr. Beach’s employment is terminated without cause; [ii] when, within one year after a change in control, Mr. Beach resigns because he has [a] been demoted, [b] had his base salary reduced, [c] had his principal place of employment transferred away from Wyandot County, Ohio or a county contiguous thereto, or [d] had his job title, status or responsibility materially reduced; or [iii] when, [a] Mr. Beach’s employment is terminated by CBS without cause, [b] there is a change in control within one (1) year following the termination, and [c] Mr. Beach’s termination of employment [1] was at the request of a third party who has taken steps reasonably calculated to effect a change in control or [2] was otherwise in anticipation of a change in control. A termination of employment [i] upon expiration of the term of this Contract, [ii] for cause, or [iii] upon the permanent disability of Mr. Beach is not a termination after a change in control.
               (ii) Compensation after termination after a change in control.
                    If Mr. Beach’s employment is terminated after a change in control, within 30 days of termination of employment, CBS shall pay Mr. Beach, in a single lump sum, an amount (“Lump Sum Payment”) equal to the difference of [a] the product of 3.0 times the then current annual base salary less [b] the total amount of continuing compensation paid and payable to Mr. Beach by CBS, including continuing compensation paid and continuing compensation owed but not paid.
               (iii) No excess parachute payments.
                    Notwithstanding any other provision of this Contract or of any other agreement, contract or understanding between Mr. Beach and CBS or any affiliate of CBS now existing or later arising, Mr. Beach shall not have any right to receive any compensation or benefit to the extent that the sum of all payments to or benefits received by or on behalf of Mr. Beach from CBS or any of its affiliates would cause any payment or benefit to be considered an “excess parachute payment” under 26 U.S.C. § 280G(b)(1), as amended, result in the imposition of excise tax under 26 U.S.C. § 4999, as amended, or cause any loss of any deduction to CBS under 26 U.S.C. §§ 162(m) or 280G(a), as amended (“Excess Parachute Payment”). If the receipt by or on behalf of Mr. Beach of any payment or benefit from CBS or an affiliate would cause Mr. Beach to be considered to have received an Excess Parachute Payment, then the Lump Sum Payment shall be automatically reduced by the minimum amount necessary to cause the total amount of such payments that would otherwise be considered “parachute payments” as defined in 26 U.S.C. § 280G(b)(2), to equal 2.99 times Mr. Beach’s base amount, as defined in 26 U.S.C. § 280G(b)(3), so that an Excess Parachute Payment shall not result. If the Lump Sum Payment is reduced to zero, and the payments and benefits due to Mr. Beach from CBS still would cause Mr. Beach to be considered to have received an Excess Parachute Payment, then CBS, in its sole discretion, may reduce other payments and benefits so that an Excess Parachute Payment does not result. Any determination in writing by CBS’s independent public accountants (“Accountants”) of the value of payments and benefits includable in the calculation of an Excess Parachute Payment shall be conclusive and binding upon Mr. Beach and CBS for all purposes. For purposes of making the calculations required by this subsection, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of 28 U.S.C. §§ 280G and 4999, as amended. CBS and Mr. Beach shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection. CBS shall pay the costs for a determination by the Accountants under this subsection.
               (iv) Change in control.
                    A “change in control” occurs on the date of a transaction pursuant to which
(i)	Any person or group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) in one or more transactions during a 12-month period is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of CBS representing more than 50% of the combined voting power of CBS’s then outstanding securities;

(ii)	During any period of twelve (12) consecutive months, a majority of members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)	A merger, consolidation or reorganization is consummated with any other corporation or entity pursuant to which the shareholders of CBS immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity; or

(iv)	the purchase by any individual, entity or group of persons acting as a group not controlled by or affiliated with CBS of a substantial portion of the assets. (For this purpose, assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of CBS immediately prior to such acquisition).
                    No Change in Control will be considered to have occurred when there is a transfer of assets to an entity that, immediately after the transfer, is controlled by the shareholders of CBS immediately before the transfer where the transfer is to
(i)	A shareholder of CBS in exchange for or with respect to the shareholder’s shares of stock in CBS;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by CBS;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of CBS immediately prior to the transfer; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).
                    (v) Golden Parachute Provision. All payments to Mr. Beach under this Contract are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and Federal Deposit Insurance Corporation (“FDIC”) regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
                    (vi) Mandatory Delay of Payments to Specified Employee. If, after January 1, 2005, Mr. Beach is a “Specified Employee,” as defined for purposes of 26 U.S.C. §409A (see

§416(i) (without regard to paragraph (5) thereof)) at any time during the 12 months preceding the December 31st of the prior calendar year, no payment following the date of Mr. Beach’s separation of service required by this Contract shall be made earlier than six (6) months after the date of Mr. Beach’s separation from service with CBS, and shall instead be paid as promptly after the six-month period has expired as may be practical.
                    If Mr. Beach is a Specified Employee, he shall be treated as a “Specified Employee” for the entire 12-month period beginning on the April 1 following such identification date, except during any period in which the stock of CBS is not publicly traded on an established securities market.
                    (6) Continuing compensation calculations. “Continuing compensation” means [i] an amount equal to 1/12 of Mr. Beach’s annual base salary in effect on the effective date of the notice of termination determined under the then current policies of CBS for executive compensation plus [ii] one month of Mr. Beach’s annual employee benefits under § 3(b) of this Contract, except for reimbursement of [a] business expenses incurred after termination, [b] continuing education and seminar programs occurring after termination, [c] membership expenses in clubs and organizations (except for minimum costs necessary to maintain membership for six months after termination), and [d] mileage relating to use of the automobile after termination. Employee benefits shall be reduced by any similar benefits received by or accruing to Mr. Beach from third parties during the period during which Mr. Beach receives continuing compensation. Federal, state, and local taxes, social security contributions, and other normal deductions will be withheld from continuation compensation. Payment of continuing compensation, including the timing and amount of each payment, shall be subject to the Treasury Regulations concerning severance pay issued under 28

U.S.C. §409A. If Mr. Beach dies before receiving all continuing compensation due, the balance of all continuing compensation then due shall be provided to the personal representative or other designee of Mr. Beach, except for payments for life insurance premiums and retirement plan contributions.
     (c) Consequences of termination of employment. Except for post-employment obligations under this subsection and post-employment obligations concerning continuing compensation, non-competition, and confidentiality, upon termination of Mr. Beach’s employment for any reason, [i] this Contract shall terminate; [ii] Mr. Beach’s employment shall terminate for all affiliates of CBS; [iii] Mr. Beach shall cease all activity on behalf of CBS and its affiliates; [iv] Mr. Beach shall automatically, without further action by either party, be discharged or shall resign from all directorships and offices of CBS and all directorships and offices of affiliates of CBS held by Mr. Beach; and [v] Mr. Beach shall promptly deliver to CBS all property and all copies of property (regardless of form, and including (but not limited to) all documents, memoranda, records, specifications, electronic and digital media and other writings and materials) of CBS and all affiliates of CBS under his possession, custody or control, including (but not limited to) keys, plans, designs, computer programs, computer lists, prospect lists, records, letters, notes, reports, financial information, and all other materials relating to CBS, its subsidiaries and its affiliates, their businesses, or their clients and customers. Mr. Beach agrees that provisions of this subsection related to resignation are reasonable and that remedies at law would be inadequate for a breach of the provisions of this subsection. For these reasons, CBS may enforce the obligations of Mr. Beach under this subsection by injunctive relief, including a temporary restraining order, a preliminary injunction, and a permanent injunction and by an award for fees, costs, and expenses incurred by

CBS to enforce this subsection, including (but not limited to) attorneys’ fees, costs and expenses, and other expenses incurred to enforce this subsection.
                    (7) Termination for special regulatory events. Notwithstanding any other provision of this Contract, the obligations of the parties will be as follows in the event of any of the following circumstances:
(i)	If Mr. Beach is temporarily suspended or temporarily prohibited from participating in the conduct of the affairs of CBS or any of its affiliates by a notice served under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. §1818, the obligations of CBS and its affiliates under this Contract will be suspended as of the date of service of such notice. If the charges in the notice are dismissed, CBS or any of its affiliates may, in its sole discretion, pay Mr. Beach all or part of the compensation withheld while the obligations of this Contract were suspended and reinstate in whole or in part any of the obligations which were suspended.

(ii)	If Mr. Beach is removed from office and/or permanently prohibited from participating in the conduct of the affairs of CBS or any of its affiliates by an order issued under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e) or Ohio Revised Code §§1121.33 and 1121.34, all obligations of CBS or its affiliates under this Contract will terminate as of the effective date of the order.

(iii)	If CBS or any of its affiliates is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), or declared insolvent by the Ohio Superintendent of Banks pursuant to Ohio Revised Code §1125.09, all obligations under this Contract will terminate as of the date of default or insolvency, but this provision will not affect any vested rights of the parties.

(iv)	All obligations under this Contract may be terminated by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of CBS or any of its affiliates under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c).
     (d) Employment after termination. Mr. Beach shall notify CBS in writing within 24 hours after accepting full or part-time employment with a third party.
     (e) Suspension and removal. If Mr. Beach is suspended or temporarily prohibited from performing his duties for CBS or its affiliates as a result of any regulatory action, CBS’s obligations under this Contract shall be suspended as of the date of service of notice of the regulatory action

(unless the suspension or prohibition is stayed by appropriate proceedings). If the charges in the notice are dismissed, CBS may, in its sole discretion, [i] pay Mr. Beach all or part of the compensation withheld while its obligations under this Contract were suspended, and [ii] reinstate (in whole or in part) any of its other obligations under this Contract that were suspended. If Mr. Beach is removed or permanently suspended from performing his duties for CBS or its affiliates as a result of any regulatory action, all obligations of CBS under this Contract will terminate as of the effective date of the action, and CBS will not be obligated to pay or provide any compensation of any type to Mr. Beach, except as required by law.
5. Non-competition. During the initial term of this Contract and any renewal term, and for a period of one year following termination of this Contract for any reason, Mr. Beach shall not provide services similar to those provided under this Contract to any bank, financial institution or bank holding company, or any affiliate of a bank, financial institution or bank holding company, within a fifty (50) mile radius of Upper Sandusky, Ohio.
     During the term of this Contract (initial term and any renewal period) and for a period of one year thereafter, Mr. Beach (for himself or on behalf of a third party) shall not employ, offer to employ, or solicit employment of any employee of CBS or any of its affiliates, subsidiaries or any professional under contract with CBS or any of its subsidiaries.
     Mr. Beach agrees that he has received consideration to which he was not otherwise entitled in return for his obligations under this § 5, and that the provisions of this § 5 are reasonable and necessary to protect the legitimate business interests of CBS, and are reasonable with respect to time, territory, and business. Mr. Beach shall pay any and all legal fees, costs, and other expenses incurred by CBS in the course of legal action to enforce the provisions of this § 5. Mr. Beach agrees that the remedies at law for a breach of this § 5 would be inadequate to protect CBS because money damages would be difficult, if not impossible, to ascertain and would be estimable only by conjecture, and therefore, Mr. Beach agrees that CBS will be entitled to injunctive relief, including a temporary restraining order, a preliminary injunction and a permanent injunction for any such breach as well as all reasonable attorneys’ fees, costs and other expenses incurred to enforce this § 5. The duty to arbitrate disputes under this Contract shall not apply to any claim for violation of this § 5.
     The obligations of Mr. Beach under this § 5 shall survive the termination of the Contract for any reason.
6. Confidentiality. Mr. Beach hereby acknowledges that he may be required to handle Confidential Business Information (as defined below) in the performance of his responsibilities. Mr. Beach is aware that Confidential Business Information is proprietary information to CBS or the party supplying it and the exclusive property of CBS or its clients and customers, and Mr. Beach shall not disclose Confidential Business Information in any manner at any time, to others inside or outside CBS or to unauthorized employees and officers of CBS. Unauthorized disclosure or other mishandling of Confidential Business Information may result in termination of Mr. Beach’s employment for cause and in other appropriate actions. Mr. Beach agrees that his obligation not to reveal Confidential Business Information will remain in force permanently, including in the event that [i] Mr. Beach’s authorization to handle Confidential Business Information is revoked while still under contract with CBS, and [ii] this Contract or Mr. Beach’s employment with CBS is terminated.
     Except as CBS may require or otherwise consent to in writing, Mr. Beach shall not, at any time during or subsequent to the termination of this Contract disclose or use in any way any information or knowledge or data received or developed while providing services to CBS, including but not limited to, plans, designs, formulas, business processes, methods, test data, inventions, discoveries, computer programs, customer/client lists, prospect lists, financial information, and trade secrets of CBS or its customers (collectively, “Confidential Business Information”).
     In addition to any other remedies CBS may have at law or in equity, Mr. Beach agrees that CBS will be entitled to a restraining order, injunction, or similar remedy to enforce the terms of this section, as well as all reasonable attorneys’ fees, costs, and other expenses incurred to enforce this section. The duty to arbitrate disputes under this Contract shall not apply to any claim for a violation of this section or Mr. Beach’s obligation to return property of CBS upon termination of employment. The obligations of Mr. Beach under this section shall survive the termination of this Contract for any reason.
7. Indemnification. Subject to any other applicable statutory or regulatory standard or restriction, CBS shall indemnify Mr. Beach for any and all acts or omissions of Mr. Beach related in any way to his employment with CBS, provided Mr. Beach acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of CBS, and with the care that an ordinary prudent person in a like position would use under similar circumstances. Notwithstanding the preceding sentence, CBS shall not be obligated to indemnify Mr. Beach when such indemnification would be contrary to law or public policy or appropriate ethical standards.
8. Validity. The invalidity or unenforceability of any particular provision of this Contract shall not affect the validity or enforceability of any other provision contained in the Contract.
9. Choice of Law. This Contract and the interpretation of each of its provisions shall be governed by the laws of the State of Ohio and the venue of any dispute or litigation shall be Wyandot County, Ohio. The rights of the parties under this Contract will likewise be governed by the laws of the State of Ohio.
10. Entire Contract. CBS and Mr. Beach hereby incorporate the Letter of Intent into this Contract. This Contract contains the complete agreement between the parties concerning the subjects covered by this Contract. This Contract supersedes any and all prior contracts and understandings between CBS and Mr. Beach. The provisions of this Contract are solely for the benefit of the parties to this Contract and not for the benefit of any other persons or legal entities.
11. Assignment. This Contract is binding on and inures to the benefit of successors and assigns of CBS. Neither this Contract nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Mr. Beach.
12. Amendments. No change, waiver, or amendment to this Contract, in any form, shall be binding on the parties unless signed in writing by an authorized officer of CBS and Mr. Beach. No representations have been made by CBS or Mr. Beach concerning the terms, conditions, and agreements of the contractual relationship covered by this Contract other than those representations contained in this Contract and no representations made during the course of performance of services under this Contract can alter any of the provisions of this Contract (unless such representation is in a signed writing as provided in the preceding sentence).
13. Arbitration. CBS and Mr. Beach agree to work in good faith to resolve any disputes arising under this Contract. Except as otherwise provided in this Contract, any controversy or claim arising out of or relating to the interpretation or application of this Contract, or any breach hereof, shall be settled by arbitration in Wyandot County in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) shall be final and binding on the parties hereto and may be entered in any court having jurisdiction thereof.
     In Witness Whereof, the parties hereto have executed this Contract effective as of the day and year first above written.

Commercial Bancshares, Inc.

/s/ Robert Beach	By: /s/ Michael A. Shope
Robert Beach	Its: Chairman

Exhibit A

Mr. Robert Beach	October 4, 2007
2120 Bluestone Drive
Findlay, Ohio 45840
Dear Bob,
It is our pleasure as representatives of Commercial Savings Bank to make you the following employment offer for the position of President and CEO effective November 1, 2007. The terms and conditions which will be further detailed in an employment contract are as follows:
     1. A base salary of $185,000 a year.
     2. A one time cash signing bonus of $40,000 payable within the first 15 days with the company.
     3. You will become a member of the board of directors with an annual compensation of $11,000 of which up to 100% can be deferred into a stock savings plan.
     4. A car allowance of $700 a month plus one half of the standard mileage rate for business mileage you incur.
     5. An annual performance based cash bonus system that will pay up to 30% of your annual salary beginning on January 1, 2008. The metrics for this system and other performance based compensation (discussed later in this offer) will be jointly determined between you, the Chairman, and Vice Chairman but will normally consist of asset growth, ROA, and stock price.
     6. A 401k match of 50% on the first 6% you contribute.
     7. Life insurance policy worth 1.5 times your base salary. You will also qualify for our long-term disability plan up to a maximum payout of $8,000 per month.
     8. Five weeks of paid vacation.
     9. Payment of social member dues at Findlay Country Club.
     10. A 5,000 share stock option grant assuming shareholder approval in April 2008. Additional stock options granted annually (beginning at the end of 2008) based on performance, again assuming shareholder approval.
     11. A three year employment contract that will protect you under Change of Control or non performance based circumstances. This contract will be renewable on an annual basis the first two years.

Based on our earlier discussion, we’ve elected to not include health insurance which allowed us more room on other aspects of this offer. Also, though not a part of this offer, the Board strongly encourages you to purchase $100,000 of the company’s stock as a sign to our (your new) shareholders of your confidence in your ability to head this financial institution in the right direction.
Bob, as mentioned earlier, we are excited about the opportunity for you to join us and with your acceptance of this offer, we will proceed quickly to prepare the official employment contract. Thank you for your time, patience, and dedication during this process. We look forward to working with you and supporting you fully as the new President and CEO of our company.
Sincerely,

/s/ Michael A. Shope	/s/ Robert E. Beach

Michael A. Shope	Accepted: Robert E. Beach
Chairman
Commercial Bancshares, Inc.

/s/ Stan Kinnett

Stan Kinnett
Vice-Chairman
Commercial Bancshares, Inc.

Exhibit B
Performance Metrics

		Base	Amount or Percent Increase Versus Prior Year
Category	Weighting	Amount	2008	2009	2010	2011	2012
Total Assets at Y-E	35%	Y-E 2007	5%	5%	5%	5%	5%
Return on Avg. Assets(1)	35%	2007	BUDGET
CMOH Stock Price(2)	30%	TBD	5%	5%	5%	5%	5%

(1)	Amount computed as Net Income divided by Total Average Assets for the year.

(2)	The median price between the bid price and the ask price during the fourth quarter as computed by Merrill Lynch for use in pricing CMOH stock for the Deferred Compensation Plan or as computed from the Yahoo listing for CMOH.OB.